                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                LTX CORPORATION
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


               ------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                               UNIVERSITY AVENUE
                         WESTWOOD, MASSACHUSETTS 02090

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               DECEMBER 8, 1998

  The Annual Meeting of Stockholders of LTX Corporation will be held at the Hilton at Dedham Place, 95 Dedham Place, Exit 14, Allied Drive off I-95 (Rte.
128), Dedham, Massachusetts, on December 8, 1998, beginning at 10:00 a.m. local time, for the following purposes:

    1. To elect two members of the Board of Directors to serve for three-year terms as Class III Directors.

    2. To consider and act upon a proposed amendment to the LTX Corporation 1993 Employees' Stock Purchase Plan to increase the number of shares of common stock available for issuance thereunder by 1,500,000 shares.

    3. To transact such other business as may properly come before the meeting and any adjournments thereof.

  The Board of Directors has fixed the close of business on October 30, 1998 as the record date for the Annual Meeting. All holders of common stock of record at that time are entitled to vote at the meeting.

                                          By Order of the Board

                                          Joseph A. Hedal, Clerk

November 10, 1998

 WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                LTX CORPORATION

                                PROXY STATEMENT

                                                              November 10, 1998

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of LTX Corporation ("LTX" or the "Company") of proxies for use at the Annual Meeting of Stockholders to be held on December 8, 1998, and any adjournments thereof (the "1998 Annual Meeting"). Shares as to which a proxy has been executed will be voted as specified in the proxy. A majority in interest of the outstanding shares represented at the meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included. A proxy may be revoked at any time by notice in writing received by the Clerk of the Company before it is voted, by executing a proxy with a later date or by attending and voting at the 1998 Annual Meeting.

  Solicitation of proxies by mail is expected to commence on November 10, 1998, and the cost thereof will be borne by the Company. The Company has retained the services of Corporate Investor Communications, Inc., a proxy solicitation firm, to whom the Company will pay a fee of $4,500 plus reimbursement for mailing and out-of-pocket expenses. Copies of solicitation material will also be furnished to brokerage firms, fiduciaries and custodians to forward to their principals, and the Company will reimburse them for their reasonable expenses.

                               VOTING SECURITIES

  The Company's only issued and outstanding class of voting securities is its common stock, par value $0.05 per share. Each stockholder of record on October 30, 1998, is entitled to one vote for each share registered in such stockholder's name. As of that date, there were 35,508,736 shares of common stock issued and outstanding.

                             CERTAIN STOCKHOLDERS

  The following table sets forth, as of October 16, 1998, the amount and percentage of outstanding common stock of the Company beneficially owned by
(i) each person known by the Company to beneficially own 5% of the Company's outstanding common stock, (ii) each executive officer named in the Summary Compensation Table under the heading "Compensation of Executives" on page six,
(iii) each director and (iv) all directors and executive officers of the Company as a group, on the basis of information supplied to the Company.

                                 NUMBER OF SHARES OF COMMON STOCK  PERCENT OF
       NAME AND ADDRESS(1)            BENEFICIALLY OWNED(2)       COMMON STOCK
       -------------------       -------------------------------- ------------
State of Wisconsin Investment
 Board..........................            3,630,000                 10.2%
Princeton Services, Inc. .......            2,435,000                  6.9%
Greenway Partners L.P. .........            1,984,800                  5.6%
Thomson Horstman & Bryant,
 Inc. ..........................            1,984,500                  5.6%
Roger W. Blethen................              339,393                    *
Kenneth E. Daub.................               89,356                    *
Robert E. Moore.................               77,500                    *
Samuel Rubinovitz...............               65,867                    *
Jacques Bouyer..................               56,667                    *
Roger J. Maggs..................               53,000                    *
Edward J. Terrenzi..............               48,471                    *
David G. Tacelli................               31,350                    *
Robert J. Boehlke...............               10,300                    *
Stephen M. Jennings.............                7,250                    *
Gregory M. Perkins..............                7,000                    *
Carol B. Langer.................                  --                     *
All directors and executive
 officers as a group (12
 persons).......................              786,154                  2.2%

--------
  * Less than 1%.
(1) The address of State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707. The address of Princeton Services, Inc. is 800 Scudders Mill Road, Plainsboro, New Jersey 08536. The address of Greenway Partners L.P. is 277 Park Avenue, New York, New York 10172. The address of Thomson Horstman & Bryant, Inc. is Park 80 West Plaza I, Saddlebrook, New Jersey 07663.
(2) Shares owned by Messrs. Blethen, Daub, Moore, Rubinovitz, Bouyer, Maggs, Terrenzi, Tacelli, Boehlke, Jennings, Perkins and by all executive officers and directors as a group include 247,475 shares, 86,100 shares, 70,000 shares, 43,867 shares, 50,667 shares, 53,000 shares, 25,750 shares,
    23,850 shares, 7,300 shares, 6,250 shares, 7,000 shares and 621,259 shares, respectively, under stock options which are presently exercisable or become so within sixty days.

                         ITEM 1. ELECTION OF DIRECTORS

  The Company's Board of Directors is divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The present term of office for the Class III Directors expires at the 1998 Annual Meeting. The nominees for election as Class III Directors are Messrs. Bouyer and Rubinovitz. Mr. Bouyer was elected a Director at the Annual Meeting of Stockholders held in December 1991. Mr. Rubinovitz was elected a Director at the Annual Meeting of Stockholders held in December 1994. If re-elected, the Class III nominees will hold office until the Annual Meeting of Stockholders to be held in the year 2001.

  Unless a proxy is marked to withhold authority for the election of either or both of the nominees for Class III Directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of both of the nominees for Class III Directors. If the proxy indicates that the stockholder wishes to withhold a vote from either Class III Director nominee, such instructions will be followed by the persons named in the proxy. Management has no reason to believe that any of the nominees will be unable to serve. In the event that a nominee should not be available, the persons named in the proxies will vote for the other nominees and may vote for a substitute for such nominee. The By-laws of the Company provide that a stockholder wishing to nominate a person to serve as a director of the Company must provide the Company with at least sixty days' written notice in advance of an annual meeting, together with such information concerning the identity, background and experience of the nominee as the Board of Directors may require.

  Set forth below is information for each of the nominees for Class III Directors to be elected at the 1998 Annual Meeting, and for each of the Class I Directors and Class II Directors who will continue to serve until the Annual Meetings of the Stockholders to be held in 1999 and 2000, respectively.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING AT THE YEAR 2001 ANNUAL MEETING (CLASS III DIRECTORS)

              NAME                            BUSINESS AFFILIATIONS
              ----                            ---------------------

Jacques Bouyer...................  Mr. Bouyer, age 70, was elected a Director of the Company in 1991. Mr. Bouyer has been a management consultant since 1990. Mr. Bouyer was Chairman of the Board and Chief Executive Officer of Philips Composants S.A., an electronics company which is a wholly-owned subsidiary of Philips Electronics N.V. from 1986 until his retirement from that company in 1990. He is currently an Honorary Chairman of that company. He is also a director of Richardson Electronics, Ltd.

Samuel Rubinovitz................  Mr. Rubinovitz, age 68, has been Chairman of the Board of the Company since December
                                   1997. He was elected a Director of the
                                   Company in 1994. He was Executive Vice
                                   President of EG&G, Inc., responsible for the aerospace, optoelectronics and instrument product groups from 1989 until his retirement in 1994. He is a director of Richardson Electronics, Ltd., KLA-Tencor Corporation and Kronos Inc.

DIRECTORS SERVING A THREE-YEAR TERM EXPIRING AT THE 1999 ANNUAL MEETING (CLASS I DIRECTORS)

              NAME                            BUSINESS AFFILIATIONS
              ----                            ---------------------

Stephen M. Jennings..............  Mr. Jennings, age 37, was elected a
                                   Director of the Company in September 1997.
                                   Mr. Jennings has been a Director of Monitor
                                   Company, a strategy consulting firm, since
                                   1996. From 1992 to 1996, he was a
                                   consultant to that company.

Robert E. Moore..................  Mr. Moore, age 60, has been a Director of the Company since 1989. Mr. Moore is
                                   currently President and Chairman of the
                                   Board of Reliable Power Meters, Inc., a
                                   company founded by him in 1992 which
                                   manufactures and sells power measurement instruments. He also was a founder of Basic Measuring Instruments, Inc., which manufactures and sells power measurement instruments. He served as a director of that company from 1982 until 1990 and as a Senior Vice President responsible for marketing and sales from 1985 until 1990.

NOMINEES TO SERVE AS DIRECTORS FOR A THREE-YEAR TERM EXPIRING AT THE YEAR 2000 ANNUAL MEETING (CLASS II DIRECTORS)

              NAME                            BUSINESS AFFILIATIONS
              ----                            ---------------------

Roger W. Blethen.................  Mr. Blethen, age 47, has been a Director since 1980. Mr. Blethen was appointed Chief
                                   Executive Officer of the Company in
                                   September 1996. Mr. Blethen has been a
                                   President of the Company since he was
                                   elected to that office in 1994 and was a Senior Vice President of the Company from 1985 until 1994. Mr. Blethen was a founder of the Company and served in a number of senior management positions with the Company since its formation in 1976.

Robert J. Boehlke................  Mr. Boehlke, age 57, was elected a Director of the Company in June 1997. Mr. Boehlke is currently Chief Financial Officer of KLA-Tencor Corporation, a position he has held since 1990. Between 1983 and 1990, he held a variety of management positions with that company. Prior to his employment by KLA-Tencor, Mr. Boehlke was a partner at the investment banking firm of Kidder, Peabody & Company, Inc. from 1971 until 1983.

Roger J. Maggs...................  Mr. Maggs, age 52, was elected a Director of the Company in 1994. Mr. Maggs is
                                   currently Chairman of Celtic House
                                   Investment Partners, a private investment firm. Mr. Maggs was a Vice President of Alcan Aluminium Limited from 1986 until 1994.

RECOMMENDED VOTE

  The affirmative vote of the holders of a plurality of the Company's outstanding common stock present in person or by proxy and voting at the 1998 Annual Meeting is required to elect the Class III Directors. The Board of Directors recommends you vote "FOR" the election of its nominees for Class III Directors.

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company receive a retainer of $12,000 per year, payable on a quarterly basis, a fee of $1,000 for each directors' meeting attended and a fee of $1,000 for attendance at each meeting of a committee approved by the Board of Directors. Directors are also reimbursed for travel expenses for attending meetings. In addition, directors who are not employees of the Company receive an option to purchase 20,000 shares on the date first elected to the Board, 6,000 additional shares in each year served as a member of the Board, 3,000 additional shares in each year served as chairman of a committee of the Board and 1,500 additional shares in each year served as a member of a committee of the Board. All of such options have a fair market value exercise price. Directors who are not employees of the Company may also elect to pay premiums and receive benefits under the Company's group health insurance plans. For as long as Mr. Rubinovitz continues to serve as Chairman of the Board, he will receive an annual retainer and fees equal to twice that received by the other directors who are not employees of the Company. In fiscal 1998, Mr. Bouyer received, in addition, $8,500 for services as a consultant to the Company's French subsidiary and LTX has agreed to pay any uninsured medical expenses he may have while in the United States attending to business of the Company. Employee directors receive no separate, additional compensation or options for their services as directors.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

  The Board of Directors of the Company held six meetings during the fiscal year ended July 31, 1998, and took other actions by unanimous consent of the Board of Directors. All directors attended at least 75% of the meetings of the Board and of the committees of the Board on which they respectively served. The Board has a standing Compensation Committee which meets periodically and met five times during the fiscal year ended July 31, 1998. The Compensation Committee determines the compensation of all executive officers of the Company and recommends the compensation policies for other officers and employees. The members of the Compensation Committee are Messrs. Boehlke, Bouyer and Maggs. The Board has a standing Audit Committee which meets periodically and met four times during the fiscal year ended July 31, 1998. The Audit Committee reviews and makes recommendations to the Board of Directors with respect to the accounting and financial functions of the Company, including the appointment of the Company's independent auditors. The members of the Audit Committee are Messrs. Boehlke, Jennings and Moore. The Board has a standing Strategic Planning Committee which meets periodically and met four times during the fiscal year ended July 31, 1998. The Strategic Planning Committee is responsible for developing and reviewing long-term strategic plans for the Company. The members of the Strategic Planning Committee are Messrs. Blethen, Boehlke, Bouyer, Jennings, Maggs, Moore and Rubinovitz. The Board has a standing Directors' Affairs Committee which meets periodically and met four times during the fiscal year ended July 31, 1998. The Directors' Affairs Committee is responsible for review of the make-up of the Board, proposals for new candidates to be members of the Board and review of compensation of directors. The members of the Directors' Affairs Committee are Messrs. Boehlke, Bouyer, Jennings, Maggs, Moore and Rubinovitz.

EXECUTIVE OFFICERS OF THE COMPANY

  The executive officers of the Company, as of October 16, 1998, are as follows:

EXECUTIVE OFFICER     AGE POSITION
-----------------     --- --------
Roger W. Blethen.....  47 President, Chief Executive Officer and Director
Carol B. Langer......  48 Vice President, Chief Financial Officer and Treasurer
Kenneth E. Daub......  62 Senior Vice President
Gregory M. Perkins...  45 Vice President, Worldwide Sales and Support
Edward J. Terrenzi...  49 Vice President, Fusion Products Division
David G. Tacelli.....  39 Vice President, Operations

  Executive officers are appointed by and serve at the discretion of the Board of Directors of the Company.

  Roger W. Blethen was appointed Chief Executive Officer of the Company in September 1996. Mr. Blethen has been a President since 1994 and has been a Director since 1980. He has been a Senior Vice President of the Company from 1985 until February 1994. Mr. Blethen was a founder of LTX and has served in a number of senior management positions with the Company since its formation in 1976.

  Carol B. Langer was appointed Vice President, Chief Financial Officer and Treasurer of the Company in January 1998. Prior to joining LTX, Ms. Langer had been Senior Vice President, Finance and Chief Financial Officer of Boston Technology, Inc. from 1993 to 1998. Prior to Boston Technology, Inc., Ms. Langer was a Senior Manager at KPMG Peat Marwick.

  Kenneth E. Daub was appointed a Senior Vice President of the Company in 1991 and is responsible for business development. From 1991 until March 1997, Mr. Daub was responsible for North American and Pacific Rim sales. From the time he joined the Company in 1987 until 1991, Mr. Daub served as Vice President responsible for North American sales. Prior to joining the Company in 1987, Mr. Daub held various senior positions with Schlumberger Limited.

  Gregory M. Perkins was appointed Vice President, Worldwide Sales and Support in June 1998. Mr. Perkins joined LTX as Vice President, North America Sales in March 1997. Mr. Perkins joined LTX from General Electric Corporation where he held a variety of senior level sales and marketing positions for 19 years.

  Edward J. Terrenzi was appointed Vice President, Fusion Products Division in June 1998. Mr. Terrenzi joined LTX in 1984, and has held a variety of management positions in Marketing, Engineering and Applications. In 1994, he was promoted to General Manager of the Mixed Signal Division and became Vice President of that Division in 1996. From 1991 to 1994, he was Director of Marketing and Applications and from 1987 to 1991, he was Director of Worldwide Applications. Before joining LTX, he spent five years at Digital Equipment Corporation as a Senior Engineering Manager in the LSI Group, and eight years at Raytheon Company Equipment Division in various engineering positions.

  David G. Tacelli was appointed Vice President, Operations in October 1996. Mr. Tacelli's previous responsibilities at LTX included Director of Manufacturing of the Mixed Signal Division, a position he held from 1994 to 1996. From 1992 to 1994, he was Director of Customer Service. He served as Controller and Business Manager for Operations from 1990 to 1992 and was Controller for Sales and Support from 1989 to 1990. Prior to joining LTX, Mr. Tacelli was employed by Texas Instruments for seven years in various management positions.

                          COMPENSATION OF EXECUTIVES

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information with respect to the annual and long term compensation of the Company's President and Chief Executive Officer, the five other most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal 1998, (such executive officers are sometimes collectively referred to herein as the "named executive officers"):

                                                                  LONG TERM
                                      ANNUAL COMPENSATION        COMPENSATION
                               --------------------------------- ------------
          NAME                                    OTHER ANNUAL     OPTIONS       ALL OTHER
 AND PRINCIPAL POSITION   YEAR  SALARY  BONUS(3) COMPENSATION(4) GRANTED (#)  COMPENSATION(5)
 ----------------------   ---- -------- -------- --------------- ------------ ---------------
 Roger W. Blethen.......  1998 $450,000       0          0          40,000         6,600
  President and Chief     1997  389,166 100,000          0         290,000         5,520
  Executive Officer       1996  300,000 316,650          0          50,000         6,210
 Carol B. Langer(1).....  1998   93,370  25,000          0         150,000           475
  Vice President, Chief
  Financial Officer and
  Treasurer
 Kenneth E. Daub........  1998  240,000       0          0          20,000         6,528
  Senior Vice President   1997  226,270  50,000          0          58,000         5,895
                          1996  226,270  99,303          0               0         5,762
 Gregory M. Perkins(2)..  1998  167,500  77,487          0          50,000         6,424
  Vice President
  Worldwide Sales and
   Support
 Edward J. Terrenzi(2)..  1998  195,833       0          0          50,000         4,764
  Vice President
  Fusion Products
   Division
 David G. Tacelli(2)....  1998  195,833       0          0          50,000         4,690
  Vice President
   Operations

--------
(1) Ms. Langer joined the Company in March 1998, replacing John J. Arcari.
(2) Each of Messrs. Perkins, Terrenzi and Tacelli became executive officers of the Company in June 1998 as a result of a restructuring of the Company.

(3) Amounts shown under "Bonus" column represent, for Ms. Langer, a signing bonus; for Mr. Daub, bonuses paid under the Executive Bonus Plan for fiscal 1997 and commission payments for fiscal year 1996; and, for Mr. Perkins, commission payments for 1998.
(4) Amounts shown under "Other Annual Compensation" column exclude perquisites if the aggregate amount of the named executive officer's perquisites was less than the lesser of $50,000 or 10% of such officer's salary plus bonus.
(5) Amounts shown under "All Other Compensation" column represent, for Messrs. Blethen, Langer, Daub, Perkins, Terrenzi and Tacelli taxable amounts in respect of term life insurance and 401(k) plan matching contributions made by the Company.

OPTION GRANTS IN LAST FISCAL YEAR


  The following table sets forth certain information regarding options granted during the fiscal year ended July 31, 1998 by the Company to each of the named executive officers:



                                                                  POTENTIAL REALIZABLE
                                INDIVIDUAL GRANTS               VALUE AT ASSUMED ANNUAL
                         -----------------------------------     RATES OF STOCK PRICE
                                      % OF TOTAL                APPRECIATION FOR OPTION
                                       OPTIONS                          TERM(C)
                                       GRANTED     EXERCISE     -------------------------
                         OPTIONS     TO EMPLOYEES    PRICE   EXPIRATION
NAME                     GRANTED    IN FISCAL YEAR PER SHARE    DATE       5%      10%
----                     -------    -------------- --------- ---------- -------- --------
Roger W. Blethen........ 40,000(A)       3.4%       $8.0625   09/03/07  $202,819 $513,982
Carol B. Langer......... 75,000(A)       6.7%       $5.2500   03/02/08  $247,627 $627,536
                         75,000(B)       6.7%       $5.2500   03/02/08  $247,627 $627,536
Kenneth E. Daub......... 20,000(A)       1.7%       $3.9375   06/26/08  $ 49,525 $125,507
Gregory M. Perkins...... 50,000(A)       4.2%       $3.9375   06/26/08  $123,814 $313,768
Edward J. Terrenzi...... 50,000(A)       4.2%       $3.9375   06/26/08  $123,814 $313,768
David G. Tacelli........ 50,000(A)       4.2%       $3.9375   06/26/08  $123,814 $313,768

--------
(A) These options become exercisable in three installments. Twenty percent become exercisable one year from the grant date, thirty-five percent become exercisable two years from the grant date and forty-five percent become exercisable three years from the grant date.
(B) These options will be fully exercisable on March 29, 2004, but are subject to earlier vesting if the Company attains certain earnings per share ("EPS") targets for any period of four consecutive quarters as follows:
    10% when EPS is $0.25; 10% when EPS is $0.50; 15% when EPS is $0.75; 15%
    when EPS is $1.00; 25% when EPS is $1.25; and 25% when EPS is $1.50.
(C) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock appreciation exercises will depend on the future performance of the common stock and the date on which the options are exercised.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

  The following table sets forth the aggregate dollar value of all options exercised during the fiscal year ended July 31, 1998 and the total number of unexercised options held on July 31, 1998, by each of the named executive officers:

                                                    NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                   OPTIONS AT FISCAL YEAR    IN-THE-MONEY OPTIONS AT
                                                             END               FISCAL YEAR END (A)
                         SHARES ACQUIRED  VALUE   ------------------------- -------------------------
      NAME                 ON EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
      ----               --------------- -------- ----------- ------------- ----------- -------------
Roger W. Blethen........         0         --       178,475      330,500      $85,877        $ 0
Carol B. Langer.........         0         --             0      150,000      $     0        $ 0
Kenneth E. Daub.........         0         --        83,300       76,400      $86,886        $ 0
Gregory M. Perkins......         0         --         7,000      118,000      $     0        $ 0
Edward J. Terrenzi......         0         --        22,250      122,000      $ 5,250        $ 0
David G. Tacelli........         0         --        20,350      142,000      $ 8,919        $ 0

--------
(A) The closing price for the Company's common stock as reported by the Nasdaq National Market on July 31, 1998, the last business day of fiscal 1998, was $3.875. Value is calculated on the basis of the difference between the option exercise price and $3.875 multiplied by the number of shares of common stock underlying the option.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

  The Company has entered into change of control employment agreements with each of the named executive officers and with five other officers. The change of control employment agreements have three year terms, which terms extend for one year upon each anniversary unless a notice not to extend is given by the Company. If a Change of Control (as defined in the agreements) occurs during the term of an agreement, then the agreements become operative for a fixed three year period. The agreements provide generally that the executive's terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three year period after a Change of Control of the Company. If the Company terminates the executive's employment (other than for cause, death or disability) or if the executive terminates for good reason during such three year period or for any reason during the 30 day period following the first anniversary of the Change of Control (or upon certain terminations prior to a Change of Control or in connection with or in anticipation of a Change of Control), the executive is generally entitled to receive (i) three times in the case of the Chief Executive Officer, and two times in the case of the other officers (a) the executive's annual base salary plus (b) the executive's annual bonus amount (as defined in the agreement), (ii) accrued but unpaid compensation for the period before the date of termination, (iii) continued welfare benefits for three years in the case of the Chief Executive Officer and for two years in the case of the other officers, and (iv) outplacement services. In addition, the executive is entitled to receive an additional payment, if any, in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

  Options granted to the named executive officers contain provisions pursuant to which, under certain circumstances, they shall become fully vested and immediately exercisable upon a "change of control event" as defined in such options.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors consists of three directors who are not employees of the Company. The Committee met five times during the fiscal year ended July 31, 1998. The Compensation Committee is responsible for establishing compensation policies with respect to all executive officers of the Company and determining on an annual basis the compensation of these individuals.

  The Compensation Committee has identified six goals for its work on behalf of the Company:

    1. Insure appropriate linkage between executive compensation and creation of stockholder value.

    2. Insure that the total compensation program can attract, motivate and retain executives with outstanding abilities.

    3. Determine the competitiveness of current cash and equity incentive opportunities.

    4. Evaluate the components of fixed salary and flexible compensation.

    5. Adopt and implement a cash bonus plan.

    6. Evaluate the effectiveness of the Company's equity opportunities for executives.

  In order to fulfill these goals, the Committee has reviewed various salary surveys conducted by consultants as well as proxy statements from other companies in the semiconductor industry.

EXECUTIVE BONUS PLAN

  The Compensation Committee adopted an Executive Bonus Plan for fiscal 1998 after reviewing the operation of the Executive Bonus Plan in effect during fiscal 1997 in order to determine whether adjustments to the arrangements were warranted. Based on the review, the Plan was adjusted in several respects for fiscal 1998. The Executive Bonus Plan provides for an annual cash bonus based upon a percentage of pretax income. Specific participation percentages for each executive officer were established with reference to the officer's area and scope of responsibility within the Company. No bonuses were paid under the Executive Bonus Plan during fiscal 1998.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

  The Compensation Committee determined that it was appropriate to increase Mr. Blethen's base salary from the level set by the Committee during fiscal 1997, and that any additional increase in total compensation should be derived from Mr. Blethen's participation in the Executive Bonus Plan and from stock options. The decisions made with respect to the fiscal 1998 compensation of the Chief Executive Officer were intended to continue the Company's philosophy of aligning the interests of the Chief Executive Officer with the interests of the Company and its stockholders.

COMPENSATION OF OTHER EXECUTIVE OFFICERS

  The Committee determined the appropriate portion of each other executive officer's total potential cash compensation to be contingent upon performance and payable under the Executive Bonus Plan which was in effect for fiscal 1998. The Company did not achieve its performance targets in fiscal 1998 due to weak industry conditions. Consequently, no bonuses were paid in fiscal 1998 under this Executive Bonus Plan. The Committee set base salaries with reference to both the base salary of the Chief Executive Officer and the salaries of officers with comparable responsibilities in comparable companies.

EQUITY ARRANGEMENTS

  The Company maintains two stock option plans and one employee stock purchase plan. Each executive officer is eligible for stock option grants under one of the stock option plans. In determining the size of grants to be made to executive officers, the Committee seeks to implement its stated goal that there be appropriate linkage between executive compensation and the creation of stockholder value. If executive officers are able to increase the market capitalization of the Company, their stock options will achieve significant value and the stockholders will benefit generally. There is no fixed ratio between Company performance and size of grants or between base salary and size of grants.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The Committee believes that any compensation deemed paid to an executive officer when he or she exercises an outstanding option granted under that Plan with an exercise price equal to the fair market value of the option share on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Otherwise, it is not expected that the compensation to be paid to the Company's executive officers for fiscal 1999 will exceed the $1 million limit per officer.

                                          Roger J. Maggs
                                          Jacques Bouyer
                                          Robert J. Boehlke

STOCK PERFORMANCE CHART

  The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company's common stock during the five years ended July 31, 1998 with the total return on the Standard & Poor's 500 Composite Index and the Standard & Poor's High Technology Composite Index. The comparison assumes $100 was invested on July 31, 1993 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends.


                    [STOCK PERFORMANCE CHART APPEARS HERE]

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                  AMONG LTX CORPORATION, THE S & P 500 INDEX
                     AND THE S & P TECHNOLOGY SECTOR INDEX



                                                    CUMULATIVE TOTAL RETURN
                              -------------------------------------------------------------------
                                7/93        7/94        7/95        7/96        7/97        7/98
LTX CORPORATION                $ 100.00    $  55.10    $ 181.63    $  73.47    $ 116.33    $  63.27
S & P 500                      $ 100.00    $ 105.16    $ 132.62    $ 154.60    $ 235.20    $ 280.55
S & P TECHNOLOGY SECTOR        $ 100.00    $ 115.95    $ 194.12    $ 208.49    $ 389.77    $ 464.13

* $100 INVESTED ON 7/31/93 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING JULY 31.



            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors and certain of its officers and persons holding more than ten percent of the Company's common stock are required to report their ownership of the common stock and any changes in such ownership to the Securities and Exchange Commission and the Company. Based on the Company's review of copies of such reports, no untimely reports were made during the fiscal year ended July 31, 1998.

 ITEM 2. PROPOSAL TO AMEND THE LTX CORPORATION 1993 EMPLOYEES' STOCK PURCHASE
         PLAN

  The Board of Directors has adopted an amendment to the LTX Corporation 1993 Employees' Stock Purchase Plan (the "Purchase Plan"), subject to approval by the stockholders, to increase the number of shares available for issuance under the Purchase Plan by 1,500,000 shares. The Board of Directors believes that the attraction and retention of high quality personnel are essential to the Company's continued growth and success and that an incentive plan such as the Purchase Plan is necessary for the Company to remain competitive in its compensation practices. In the absence of an increase in the available shares, no additional shares will be available for purchase under the Purchase Plan, except to the extent that shares are not purchased during the current offering period due to the withdrawal of a plan participant. The following is a summary of the material provisions of the Purchase Plan.

  The purpose of the Purchase Plan is to encourage ownership of stock by employees of the Company and its subsidiaries and to provide additional incentive for the employees to promote the success of the Company.

  The Purchase Plan provides that the Company may grant options for not more than 1,500,000 shares of its common stock, subject to increase or decrease in the event of subsequent stock splits or other capital changes. If the amendment to the Purchase Plan is approved, the maximum number of shares available for option grants will be increased to 3,000,000. Options are granted to eligible employees on each February 1 and August 1 which is designated by the Board of Directors as an Offering Commencement Date.

  All employees who are customarily employed by the Company or a participating subsidiary for more than twenty hours per week and more than five months per year will be eligible to receive options. No option will be granted, however, if after the exercise of the option and all other options held by the employee, the employee would own stock possessing five percent or more of the total voting power or value of the Company's stock. In addition, no option will be granted which will cause the optionee's right to purchase shares of the Company's common stock under the Purchase Plan to accrue at a rate which exceeds $25,000 of fair market value of the stock in any calendar year.

  Eligible employees may elect to participate in the Purchase Plan by executing a membership agreement which provides for a percentage, which shall be a whole percentage between one and fifteen percent, or such range as may be determined by the Board of Directors, of his or her gross compensation to be withheld each pay period. Options granted under the Purchase Plan will be automatically exercised, on the date six months after the grant date (the "Offering Termination Date"), to the extent of the employee's accumulated payroll deductions not withdrawn on or prior to that date. The Purchase Plan limits the number of shares which can be issued for any six-month offering period under the Purchase Plan to 150,000 shares. Options will expire if not exercised on the Offering Termination Date relating to the shares or if the employee ceases, for any reason other than retirement or death, to be employed by the Company. Accumulated payroll deductions not applied to the exercise of options will be returned to the employee. Options granted under the Purchase Plan are not transferable otherwise than by will and under the laws of descent and distribution and, during the lifetime of the optionee, may not be exercised by anyone other than the optionee. In the event of the death or retirement of the optionee, the employee or his or her beneficiary shall be entitled to withdraw the employee's accumulated payroll deductions or to exercise the employee's options to the extent of the employee's accumulated payroll deductions as of the date of his or her death. Exercise of the options by the beneficiary of an employee will be permitted only on receipt by the Company of a request therefor in writing.

  The exercise price is 85% of the lower of the market value of the stock on the Offering Commencement Date or the Offering Termination Date.

  The Purchase Plan is administered by the Board of Directors. The Purchase Plan may be amended or terminated at any time by the Board of Directors but no amendments may, without approval by the stockholders, increase the maximum number of shares purchasable under the Purchase Plan, change the description of employees or classes of employees eligible to receive options, change the manner of determining the exercise price of the options or extend the period during which the options may be granted or exercised under the Purchase Plan.

  The Purchase Plan is intended to qualify as an "employee stock purchase plan" as defined by Section 423 of the Internal Revenue Code. Under the applicable Code provision, an employee will incur no federal income tax on either the grant or the exercise of an option granted under the Purchase Plan. If the employee sells or otherwise disposes of the shares within two years after the date the option was granted or within one year after the date the option was exercised, the employee will be taxed at ordinary income rates on an amount equal to the difference between the exercise price and the fair market value of the shares at the time the option was exercised, and the Company will be entitled to a deduction of an equivalent amount. The difference between the amount received on the disposition of the shares and the employee's tax basis in the shares, which is equal to the exercise price plus the amount taxed as ordinary income, will be recognized as a capital gain or loss.

  If the employee sells or disposes of the shares more than two years after the option was granted and more than one year after the option was exercised, the employee will be taxed at ordinary income rates on the amount equal to the excess of the fair market value of the shares at the time the option was granted, whichever is less, and the Company will not be entitled to a corresponding deduction. The difference between the amount realized on the disposition of the shares and the optionee's tax basis in the shares will be recognized as a long-term capital gain or loss.

  The Board of Directors believes that it is in the best interest of the Company and its stockholders to have the flexibility to be able to continue to offer its present and prospective employees options under an employee stock purchase plan to provide them with additional incentive to promote the success of the Company.

RECOMMENDED VOTE

  An affirmative vote of a majority of the Company's common stock issued and outstanding is necessary to approve the amendment to the LTX Corporation 1993 Employees' Stock Purchase Plan to increase the number of shares of common stock for issuance available thereunder by 1,500,000 shares. The Board of Directors recommends that you vote "FOR" this proposal.

                        INFORMATION CONCERNING AUDITORS

  Arthur Andersen LLP, who have been selected by the Board of Directors as independent public accountants to audit the financial statements of the Company for the 1999 fiscal year, have served as auditors for the Company since 1980. Representatives of Arthur Andersen LLP are expected to be at the 1998 Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

                        AMENDMENTS TO COMPANY'S BY-LAWS

  On December 9, 1997, the Board of Directors adopted amendments to the By-laws of the Company (i) to promulgate procedures with respect to calling a special meeting pursuant to written application of one or more stockholders who hold at least forty percent in interest of the capital stock entitled to vote at the special meeting and (ii) to update the location of the principal office of the Company to Westwood, Massachusetts.

  The first amendment to the By-laws was adopted to establish procedures for consent solicitations by stockholders who wish to apply for the calling of a special meeting of stockholders. The amendment provides that a stockholder seeking to require the Company to call a special stockholder meeting must request the Board of Directors to fix a record date (the "Application Record Date") for determining stockholders entitled to call a special meeting. The request must provide (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business and any material interest such stockholders have in proposing such business and (ii) certain additional information with respect to stockholders making the application and the beneficial owners on whose behalf such application is being made. Within five business days after receipt of a request to set a record date, the Board of Directors must meet to set the Application Record Date. The Application Record Date selected by the Board of Directors must be within 10 days after the Board of Directors' meeting. If, within 60 days after the Application Record Date, executed requests are received from holders of record as of the Application Record Date of shares representing at least forty percent in interest of the capital stock entitled to vote at the special meeting, the Company must call a special meeting. The Board of Directors must meet within five business days after receipt of such executed requests, and certification by independent inspectors, to set a record date (the "Special Meeting Record Date") for the special meeting (which record date must be within fifteen business days after such meeting of the Board of Directors) and a date for the meeting itself (which must be at least 10 days and no more than 50 days after the Special Meeting Record Date). If the Board of Directors does not meet to set the Special Meeting Record Date, then such meeting shall be held on the 60th day after valid applications are duly delivered to the Company and certified by independent inspectors, and the Special Meeting Record Date shall be the 30th day before such meeting date. Requests for a special meeting are not deemed to have been delivered to the Company until an independent inspector of election has certified to the Company that such consents have been validly executed and delivered within the appropriate time periods by holders of record as the Application Record Date of shares representing at least forty percent of the capital stock entitled to vote on any matter proposed to be considered at the special meeting.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals to be submitted for vote at the 1999 Annual Meeting pursuant to Rule 14a-8 promulgated under the Exchange Act must be delivered to the Company on or before July 13, 1999. In order to minimize controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail--Return Receipt Requested. If a proponent fails to notify the Company by September 27, 1999 of a non-Rule 14a-8 shareholder proposal which such proponent intends to submit at the Company's 1999 Annual Meeting, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the proxies named therein to vote on such matter.

                                 OTHER MATTERS

  As of this date, management knows of no business which may properly come before the 1998 Annual Meeting other than that stated in the Notice of Meeting accompanying this Proxy Statement. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

                          ANNUAL REPORT ON FORM 10-K

  Copies of the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1998 as filed with the Securities and Exchange Commission are available to stockholders without charge upon written request addressed to Investor Relations, Direct Report Corporation, 132 Great Road, Stowe, Massachusetts 01775.

                                          JOSEPH A. HEDAL, Clerk

                                     PROXY

                                LTX CORPORATION

                               UNIVERSITY AVENUE
                         WESTWOOD, MASSACHUSETTS 02090
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
          This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Roger W. Blethen and Joseph A. Hedal or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all of the shares of common stock of LTX Corporation held of record by the undersigned on October 30, 1998, at the annual meeting of stockholders to be held on December 8, 1998, and any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR PROPOSALS 1 AND 2.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes. However, you must sign and return this card to assure representation of your
----------------------------------------------------------------------------
shares.
-------

_______________                                                 _______________
| SEE REVERSE |                                                 | SEE REVERSE |
|    SIDE     |    CONTINUED AND TO BE SIGNED ON REVERSE SIDE   |     SIDE    |
|_____________|                                                 |_____________|

    Please mark                                                          _____
[X] votes as in                                                               |
    this example.                                                             |


PLEASE MARK, SIGN, DATE AND RETURN THIS FORM OF WRITTEN CONSENT PROMPTLY, USING THE ENCLOSED ENVELOPE. The Board of Directors recommends that stockholders consent to Proposals No. 1 and 2.

1. To elect two members to the Board of Directors to serve for three-year terms as Class III Directors.

    Nominees: Jacques Bouyer and Samuel Rubinovitz

               FOR                   WITHHELD
         [_]   BOTH              [_]   FROM
             NOMINEES                  BOTH
                                     NOMINEES


[_]
    --------------------------------------------------
    For both nominees except as noted above



2. To approve the amendment to the LTX Corporation 1993 Employees' Stock Purchase Plan to increase the number of shares of common stock available for issuance thereunder by 1,500,000 shares.
                                                       FOR    AGAINST  ABSTAIN
                                                       [ ]      [ ]      [ ]

3. To transact such other business as may properly come before the meeting and any adjournments thereof.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [_]


Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE.


Signature:              Date:           Signature:               Date:
          --------------     -----------          ---------------     ----------